FIFTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

February 9, 2006

FIFTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT is made as of the 9th day of February, 2006, by and among Wintegra, Inc., a Delaware corporation (the “Company”), the investors listed on Schedule A hereto, each of which is herein referred to as a “D-Investor”, the holders of Series A Preferred Shares listed on Schedule B hereto, each of which is herein referred to as an “A-Investor”, the holders of Series B Preferred Shares listed on Schedule C hereto, each of which is herein referred to as an “B-Investor” and the holders of Series C Preferred Shares listed on Schedule D hereto, each of which is referred to as a "C-Investor" (the D-Investors, C-Investors, B-Investors and the A-Investors shall jointly be referred to as the “Investors”) and the holders of Common Stock listed on Schedule E hereto, each of whom is herein referred to as a “Founder.”

RECITALS

WHEREAS, the Company, the Founders, the C-Investors, the B-Investors and the A-Investors are parties to the Fourth Amended and Restated Investors’ Rights Agreement dated January, 2005 (the “Previous IR Agreement”); and

WHEREAS, the parties to the Previous IR Agreement wish to amend and restate the Previous IR Agreement so that this Agreement shall govern the rights of the Investors and the Founders to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein and shall replace the Previous IR Agreement;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.  Registration Rights. The Company covenants and agrees as follows:

1.1  Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Series D Agreement. For purposes of this Agreement:

(i)  The term “Act” means the Securities Act of 1933, as amended.

(ii)  The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(iii)  The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof; provided, however, that the Founders shall not be deemed to be Holders for purposes of Section 1.2, 1.12 and 1.11.

(iv)  The term “Major Holder” means a Holder that holds at least 3% of the Registrable Securities then outstanding; provided however, that each of TI, CDIB and Grindylow Group Ltd. (“Grindylow”) shall each be considered a Major Holder for so long as it holds at least 2% of the Registrable Securities and further provided that PMC-Sierra, Inc. ("PMC-Sierra") shall be considered a Major Holder for so long as it holds more than 1.5% of the Registrable Securities.

(v)  The term “Major Investor” means an Investor that holds at least 3% of the Registrable Securities then outstanding, provided however, that Grindylow shall be considered a “Major Investor” for so long as it holds at least 2% of the Registrable Securities then outstanding (on an as-converted basis) and further provided that PMC-Sierra shall be considered a Major Investor for so long as it holds more than 1.5% of the Registrable Securities then outstanding (on an as-converted basis).

(vi)  The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(vii)  The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(viii)  The term “Common Stock” means the Company’s Common Stock, par value $0.001 per share.

(ix)  The term “Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.001 per share, the Company’s Series B Preferred Stock, par value $0.001 per share, the Company’s Series C Preferred Stock, par value $0.001 per share and the Company’s Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”) issued to the Investors, as defined in the Series D Agreement.

(x)  The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(xi)  The term “Preferred Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(xii)  The term “Founder Registrable Securities” means (i)  Common Stock held by the Founders as of the date of the signing of this Agreement, provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Section 1.2, 1.11 and 1.12 and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a Founder in a transaction in which his rights under this Section 1 are not assigned.

(xiii)  The term “Registrable Securities” means Preferred Registrable Securities and Founder Registrable Securities.

(xiv)  The term “Merger and Acquisition" means (A) the acquisition of this Company by another entity by means of any transaction or series of related trans-actions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; or (B)  a sale of all or substantially all of the Company’s assets or shares.

(xv)  The number of shares of "Registrable Securities then outstanding" shall be determined by the number of Common Stock outstanding, calculated on an as-converted basis, which are Registrable Securities.

(xvi)  “Permitted Transferee” means with regards to any shareholder of the Company, any person or entity, directly or indirectly, that controls or is controlled by or is under common control with such shareholder, any corporation wholly owned by such shareholder, the shareholders of such shareholder, the spouse or member of such shareholder’s immediate family, or a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of such shareholder’s spouse or members of such shareholder’s immediate family, or a trust for such shareholder’s own self, or a charitable remainder trust, or, if the shareholder is a partnership, any partner of the partnership or any other partnership or other entity managed by the same manager, and the general or limited partners or managing entities of such shareholder, or any affiliate of such shareholder or partner under common or related management or control with such shareholder, and in the case of either Genesis Partners II LDC or Genesis Partners II (Israel) L.P., either of Genesis Partners I L.P. or Genesis Partners I (Cayman) L.P., provided that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment shall have executed documents assuming the obligations of such shareholder under this Agreement.

Rights to transfer shares of the Company to a Permitted Transferee are intended to facilitate a shareholder's allocation of such shareholder's shares of the Company among commonly controlled or similarly situated persons or entities and are not intended to be used to facilitate a change in control of the Company.

(xvii)  “TI” means Texas Instruments Incorporated, a company incorporated under the laws of the state of Delaware.

1.2  Request for Registration.

(i)  Subject to the conditions of this Section 1.2, if the Company shall receive within the five (5) year period commencing 90 days after the effective date of the Initial Offering a written request from the Holders of at least 35% of the Preferred Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities that requests the registration of shares in a minimum amount of five million United States dollars ($5,000,000), then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(i).

(ii)  If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(i). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders.

(iii)  If the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(iv)  The Company shall not be required to effect a registration pursuant to this Section 1.2:

(a) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(b) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(c) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, or, if earlier, upon completion of the distribution contemplated by, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(d) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(e) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period.

1.3  Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than: (a) a registration relating solely to the sale of securities to participants in a Company stock plan, (b) a registration relating to a corporate reorganization, merger, acquisition or other transaction under Rule 145 of the Act, (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities which, for the sake of clarification, shall not be deemed to include a registration on Form S-3 or any equivalent form), or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(ii), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(i)  Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(ii)  Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting, in customary form, as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company and approved by majority in interest of holders of Preferred Registrable Securities, and then only in such quantity as the underwriters determine in their sole discretion will not materially and adversely jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion could materially and adversely jeopardize the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not materially and adversely jeopardize the success of the offering, the securities so included to be apportioned among the holders of Registrable Securities requested to be included in such offering and among the holders of the Founder Registrable Securities requested to be included in such offering as follows: 75% of the shares to be sold by shareholders shall be allocated among the holders of Preferred Registrable Securities and 25% shall be allocated between the holders of the Founder Registrable Securities, with the internal allocation among such groups being on a pro rata basis based on the number of Registrable Securities held by all the holders requested to be included in such offering, provided however, that in no event shall the number of Founder Registrable Securities sold by any Founder (as a percentage of all shares sold in the offering by shareholders) exceed the Founder’s percentage holding in the Company.

(iii)  For purposes of the preceding parenthetical concerning apportionment, for any Stockholder that is a Holder of Registrable Securities that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons (“Related Party”) shall be deemed to be a single “Holder,” as applicable and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4  Form S-3 Registration. In case the Company shall receive from the (i) Initiating Holders (as such term is defined in section 1.2 above) or (ii) the Holders of the majority in interest of the Founder Registrable Securities ("Initiating Founders"), a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(i)  promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii)  use best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

(a) if Form S-3 is not available for such offering by the Holders;

(b) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period;

(c) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(iii)  Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

1.5  Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i)  prepare and file with the SEC a registration statement with respect to such Registrable Securities and use best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred eighty (180) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(ii)  prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(iii)  furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv)  use best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(v)  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(vi)  notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vii)  notify each Holder of Registrable Securities covered by such registration statement, promptly after the Company shall receive notice thereof, of the time when such registration statement becomes effective or when any amendment or supplement or any prospectus forming a part of such registration has been filed.

(viii)  notify each Holder of Registrable Securities covered by such registration statement, promptly of any request by the SEC for the amending of supplementing of such registration statement or prospectus for additional information.

(ix)  advise each Holder whose Registrable Shares are included in such registration statement promptly after the Company shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of such registration statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose; and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued.

(x)  use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this agreement on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this agreement, if such securities are being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

(xi)  cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(xii)  provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.6  Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required under the Act to effect the registration of such Holder’s Registrable Securities.

1.7  Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company that is different from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.

1.8  Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9  Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(i)  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(ii)  To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(ii), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection l.9(ii) exceed the gross proceeds from the offering received by such Holder.

(iii)  Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(iv)  If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(v)  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(vi)  The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10  Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(i)  make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;

(ii)  file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(iii)  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11  Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned or transferred (but only with all related obligations) by a Holder. In the event that a Holder transfers such right to any person or entity other than a Permitted Transferee and such transferee is entitled to sell all of his Preferred Registrable Securities under Rule 144 during any one quarter, then such transferee shall not have the rights under and shall not be bound by Section 1 herein.

1.12  Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of sixty percent (60%) of the Preferred Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 and 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13  “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Company’s initial public offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than five percent (5%) shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14  Limitation on Amendment. The Company shall not adversely amend the registration rights of the Founders without the prior written consent of at least one of the Founders.

2.  Covenants of the Company.

2.1  Accounting and Delivery of Financial Statements. The Company shall maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles and until the Initial Offering shall deliver to each Major Investor:

(i)  as soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of the Company, a consolidated income statement for such fiscal year, a consolidated balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a consolidated statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by one of the “Big Four” independent public accountant firms, selected by the Company.

(ii)  as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited and reviewed income statement, statement of cash flows for such fiscal quarter and an unaudited and reviewed balance sheet as of the end of such fiscal quarter, in a form acceptable to the majority of the directors nominated by the holders of Preferred Registrable Securities. The aforesaid reports shall be in reasonable detail, prepared in accordance with GAAP consistently applied with prior practice for earlier periods, unless 75% of the Directors appointed by the Investors approve otherwise.

(iii)  within fifteen (15) days of the end of each month, a short form report as determined by the Board of Directors of the Company for and as of the end of such month, in reasonable detail;

(iv)  as soon as practicable, but in any event at least fifteen (15) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including operating budget, balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(v)  with respect to the financial statements called for in subsection(ii) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with the terms of section 2.1(ii) above and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(vi)  such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Major Investor or any assignee of the Investor may from time to time reasonably request; and

(vii)  prompt notice of any litigation or material adverse claims or disputes.

(viii)  Each of the Founders shall be entitled to receive (i) all the information under this Section 2.1 as long as such Founder is employed by the Company and serves as a director on the Company’s Board of Directors; (ii) the annual report under Section 2.1(i) as long as such Founder qualifies as a Major Holder.

2.2  Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information of such nature that ought not properly be disclosed to such Investor. Notwithstanding anything stated herein, inspection and observer rights of PMC-Sierra shall be as stated in the Board Observation Rights Letter that appears as Exhibit F to the Series D Agreement, unless and until PMC-Sierra and the Company mutually agree otherwise.

2.3  Assignment of Rights. Unless specifically provided otherwise, the rights and obligations pursuant to subsections 2.1 and 2.2 may be assigned or otherwise conveyed by a Major Holder or subsequent transferee only to a holder which holds immediately after such transfer more than 5% of the Preferred Registrable Securities, as long as such assignment is together with all or any of the Preferred Shares referred to in such subsection and is not to a party which may compete with the Company. The aforesaid limitation shall not apply to such transfer of rights and obligations pursuant to subsections 2.1 and 2.2 to any Permitted Transferee.

3.  Pre-emptive Rights.

3.1  Subject to the terms and conditions specified in this Section 3, the Company hereby grants to each Major Investor until the Initial Offering a pre-emptive right with respect to future sales by the Company of its Shares. For purposes of this Section 3, Major Investor includes any general partners and affiliates if a Major Investor is a partnership. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate, provided that such Major Investor is a partnership.

3.2  Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions.

(i)  The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Major Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(ii)  By written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to two times the Major Investor’s Pro Rata Portion of the Shares. For purposes of this Section 3, “Pro Rata Portion” shall equal a fraction, the numerator of which is the number of shares of Common Stock issued or issuable upon conversion of other securities then held by a Major Investor, and the denominator of which is the total number of shares of Common Stock of the Company then issued and outstanding (assuming full conversion of all convertible securities; for avoidance of doubt employee options shall not be viewed as convertible securities) provided however that the right of all the Major Investors together under this Section 3.2(ii) shall be in any event limited to two thirds (2/3) of the Shares the Company proposes to offer.

(iii)  If a Major Investor does not exercise in full its right under this Section 3.2, or if such right is limited in accordance with Section 3.2(vii) herein below, the other Major Investors shall have the right to purchase that number of Shares that were not purchased by such Major Investor by giving written notice of their intention within three (3) business days after receiving a notice from the Company setting forth the amount of unsubscribed shares. Shares subscribed for under this clause (iii) shall be allocated among the Major Investors based on each such Major Investor’s Pro-Rata Portion. To the extent that any of the Shares that Major Investors are entitled to obtain are not elected to be obtained as provided in subsection 3.2 hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsections 3.2(ii) and (iii) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(iv)  “Shares” shall not include: (i) the issuance or sale of shares of stock (or options therefor) to employees, directors and consultants under stock plans approved by the Company’s Board of Directors; (ii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities; (iii) any dividend payable in shares of Common Stock or any shares issued upon a subdivision or combination of such shares; (iv) the issuance of securities in connection with acquisitions of assets, businesses or companies, made by the Company or settlements of claims involving the Company (v) the issuance of securities constituting up to 10% of the outstanding share capital of the Company immediately prior to such issuance, to a Strategic Investor, (herein defined as an entity that has entered into a material agreement with the Company such as an OEM agreement, agreement for purchase and/or sale of goods, or a joint project), which Strategic Investor has been designated as a Strategic Investor by a majority of the Board of Directors with the affirmative vote of at least two of the Board members appointed by the holders of Preferred Stock; and (vi) issuance of securities or warrants to a lending institution in connection with a Hybrid Financing, as defined in and subject to subsection 3.2 (v ) below.

(v)  In the event the Company desires to obtain any loan or credit facility under a loan arrangement from a lending institution stipulating the issuance of a warrant or an obligation of the Company to issue any securities of the Company to the lending institution (a “Hybrid Financing”), then the Major Investors will have the right to provide the Company with such Hybrid Financing on the same terms and conditions that were offered to the Company by such lending institution in the same manner as outlined in Sections 3.2(i)-(iv), provided that the Major Investors, in the aggregate, take up the full amount of the Hybrid Financing.

(vi)  As long as a Founder is (i) either employed by the Company or serves as a director on the Company’s Board of Directors; and (ii) holds more than 5% of the Company’s outstanding share capital, such Founder shall have a pre-emptive right with respect to the Shares that are not required to be offered to the Major Investors under Section 3.2(ii), up to the proportion between the number of shares of Common Stock issued and held by such Founder to the total number of shares outstanding (on an as converted basis). For the sake of clarity, said Founder shall not be entitled to purchase any shares that were not purchased by the Major Investors and/or the other Founder under this Section 3. The pre-emptive right of the Founders under this Section 3.2(vi) shall lapse with respect to any issuance of securities by the Company, if the Major Investors have waived fifty percent (50%) or more of their pre-emptive right with respect to such round of share issuances. The pre-emptive right of the Founders shall be exercised according to the procedure set forth in Sections 3.2(i)-(iv) and as a part thereof.

(vii)  Notwithstanding anything to the contrary in this Section 3, Marvell Semiconductor Israel Ltd.’s right to pre-emption shall be limited so that its holdings in the Company, directly or indirectly, shall not exceed 16.66% of the share capital of the Company, on an as-converted, fully-diluted basis.

4.  The Board of Directors

4.1  Size of Board of Directors. The Board of Directors shall consist of up to seven (7) members. Four directors shall be elected by the holders of a majority of the outstanding shares of Preferred Stock (on an as-converted basis), and the outstanding shares of Common Stock, voting as a single class and three directors shall be elected by a majority of the outstanding shares of Common Stock, voting as a single class. Notwithstanding the foregoing, each of the stockholders of the Company shall vote all of its shares in favor of, and take all action necessary to elect, those directors selected in accordance with the provisions of Section 4.2.

4.2  Composition of the Board of Directors.

(i)  Each of the four directors to be elected by the holders of Preferred Stock and Common Stock, voting as a single class shall be an individual nominated by a majority of the members of the serving Board of Directors.

(ii)  Each of the three directors to be elected by the holders of Common Stock (“Common Stock Designees") shall be individuals who are nominated by the Holders of at least fifty percent (50%) of the voting power of the total number of then outstanding Common Stock of the Company (the “Majority of Common”), considered for the purposes of this Section 4.2(ii) as one group.

(iii)  Any director may be removed by an affirmative vote of the stockholders who appointed such director, providing that the respective stockholders, voting separately as a class, shall vote for the removal of any such director, only upon the written request of the entities or individuals that appointed such director.

(iv)   If any vacancy occurs on the Board of Directors because of death, retirement, removal or resignation of a director, the person or entity that appointed such director shall designate a successor, and the respective stockholders, voting separately as a class, shall vote their securities of the Company in favor of the election of such successor to the Board of Directors, subject to the provisions of this Section 4.2.

(v)  The Company shall execute an indemnity letter agreement with each director serving on the Board of Directors, in the form to be approved by counsel for the Investors.

(vi)  Within thirty (30) days of the Closing, the Company shall obtain and maintain Directors and Officers Insurance, in an amount to be determined by the Board of Directors and approved by the Lead Investor.

4.3  Board Observer. As long as each of TI and CDIB are Major Holders, each of TI and CDIB will be entitled to designate an observer to the Company’s Board of Directors and any appointed committees thereof who will be entitled to observe all Board and Committee discussions, both business and technical, other than private discussions relating to the relationship between the Company and TI or discussions of matters which the Board determines in good faith are of a highly confidential or proprietary nature and the disclosure of which could reasonably be expected to be detrimental to the Company.

4.4  Termination. The provisions of this Section 4 shall terminate upon the Initial Offering.

5.  Miscellaneous.

5.1  Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2  Effect of Change in Company’s Capital Structure. If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new, substituted or additional securities to which a shareholder is entitled by reason of the shareholder’s ownership of the stock shall be immediately subject to the rights and obligations set forth in this Agreement, the Series D Agreement and any documents and agreement referred to thereto, with the same force and effect as the stock subject to such rights immediately before such event.

5.3  Governing Law. Since certain of the Investors are based in Israel, this Agreement shall be governed by and construed under the laws of the State of Israel as applied to agreements among Israel residents entered into and to be performed entirely within Israel. However, corporate law matters will be governed by and construed under the laws of the State of Delaware.

5.4  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6  Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given to such party under this Agreement on the earliest of the following: (a) the date of personal delivery; (b) one (1) business day after transmission by facsimile, electronic mail or telecopier, addressed to the other party at its facsimile number, electronic mail address or telecopier address, with confirmation of transmission; (c) one (1) business day after deposit with a return receipt express courier for United States deliveries, or three (3) business days after such deposit for deliveries outside of the United States; or (d) three (3) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices not delivered personally, by electronic mail or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below such party's signature on this Agreement or on Schedule A hereto, or at such other address as such other party may designate by ten (10) days advance written notice to the other parties hereto. All notices for delivery outside the United States will be sent by facsimile or by express courier. Any notice given hereunder to more than one person will be deemed to have been given, for purposes of counting time periods hereunder, on the date effectively given to the last party required to be given such notice. Notices to the Company will be marked "Attention: President" with a copy to Company counsel.

5.7  Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.8  Entire Agreement: Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof supersedes all other agreements between or among any of the parties with respect to the subject matter hereof including the Previous IR Agreement. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the holders of the Majority of the Preferred Registrable Securities and, only if such amendment shall adversely affect the rights of the Founders, at least one Founder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities each future holder of all such Registrable Securities, and the Company.

5.9  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.10  Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons which qualify as Permitted Transferees shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For the avoidance of doubt, all shares of Registrable Securities held or acquired by Concord II Venture Fund (Cayman) L.P. and by Concord II Venture Fund (Israel) L.P. and by any other partnership managed by the same manager as such partnerships shall be aggregated together for all means and purposes, including for determination of the availability of any rights and for the calculation of any of such entities' pro rata shares. For the avoidance of doubt, all shares of Registrable Securities held or acquired by Magnum Communications Fund, L.P and by any other partnership managed by the same manager as such partnerships shall be aggregated together for all means and purposes, including for determination of the availability of any rights and for the calculation of any of such entities' pro rata shares. For the avoidance of doubt, all shares of Registrable Securities held or acquired by Genesis Partners II LDC and by Genesis Partners II (Israel) L.P. and by any other partnership managed by the same manager as such partnerships and by Genesis Partners I L.P. and Genesis Partners I (Cayman) L.P. shall be aggregated together for all means and purposes, including for determination of the availability of any rights and for the calculation of any of such entities' pro rata shares

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signature page -
Fifth Amended and Restated Investors' Rights Agreement - Company

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	WINTEGRA, INC.

	By:	/s/ Jacob Ben-Zvi
Jacob Ben-Zvi, President and Chief Executive Officer

Signature page -
Fifth Amended and Restated Investors' Rights Agreements

Magnum Communication Fund L.P.
By: Magnum Communications Management Ltd., its general partner

By:	/s/ Yahal Zilka
Title:
Name:

Magnum Communication Fund (Israel) L.P.
By: Magnum Communications Management Ltd., its general partner

By:	/s/ Yahal Zilka
Title:
Name:

Magnum Communication Entrepreneurs Fund L.P.
By: Magnum Communications Management Ltd., its general partner

By:	/s/ Yahal Zilka
Title:
Name:

Signature page -
Fifth Amended and Restated Investors' Rights Agreements

Concord Ventures II (Israel), L.P.
By: Concord II Investment Partners Ltd., its general partner

By:	/s/ M. Karp
Title:
Name:

Concord Ventures II (Cayman), L.P.
By: Concord II Investment Partners Ltd., its general partner

By:	/s/ M. Karp
Title:
Name:

Signature page -
Fifth Amended and Restated Investors' Rights Agreements

Texas Instruments Incorporated.

By:	/s/ Barbara C. Papas
Title:	Vice President, Manager Corporate Development
Name:	Barbara C. Papas

Marvell Semiconductor Israel Ltd.

By:	/s/ Mike Tate
Title:	VP & Treasurer
Name:	Mike Tate

Signature page -
Fifth Amended and Restated Investors' Rights Agreements

Genesis Partners II LDC

By:	/s/ [illegible]
Title:
Name:

Genesis Partners II (Israel) L.P.

By:	/s/ [illegible]
Title:
Name:

Marinon Development Inc. (for itself and as proxy)

By:	/s/ [illegible]
Title:	Director
Name:	Member

Signature page -
Fifth Amended and Restated Investors' Rights Agreements

PMC-Sierra, Inc.

By:
Title:
Name:

Signature page -
Fifth Amended and Restated Investors' Rights Agreement - Founders

FOUNDERS:	Jacob Ben-Zvi

/s/ Jacob Ben-Zvi

Robert O’Dell

/s/ Robert O’Dell

Signature page - Fifth Amended and Restated Investors' Rights Agreements

Grindylow Group Ltd.

By:	/s/ [illegible]
Title:	Director
Name:	08-02-2006

China Development Industrial Bank Inc.

By:
Title:
Name:

Signature page -
Fifth Amended and Restated Investors' Rights Agreements

Jacob Ben-Zvi, as proxy-holder

/s/ Jacob Ben-Zvi

Signature page -
Fifth Amended and Restated Investors' Rights Agreements

YZMS Advisory Services Ltd.

By:	/s/ Yahal Zilka
Title:
Name:

Signature page -
Fifth Amended and Restated Investors' Rights Agreements

Kiernan Family Trust

By:	/s/ Vera H. Kiernan
Title:	Trustee
Name:	Vera H. Kiernan

Signature page -
Fifth Amended and Restated Investors' Rights Agreements

Murato Inc, as Trustee of the Elefes Trust

By:	/s/ Ryan Rudolph
Title:	Director
Name:	Ryan Rudolph

Zebulon International Ltd.

By:
Title:
Name:
Address:

Signature page - Fifth Amended and Restated Investors' Rights Agreements

Murato Inc, as Trustee of the Elefes Trust

By:
Title:
Name:

Zebulon International Ltd.

By:	/s/ [illegible]
Title:
Name:	[illegible]
Address:	1 Corral Road Gibraltar

Signature page -
Fifth Amended and Restated Investors' Rights Agreements

Uzi Zucker

Peter Luggen Industriestrasse 16 Residence Park 6304 Zug

/s/ Peter Luggen

Signature page -
Fifth Amended and Restated Investors' Rights Agreements

GCWF Investment Partners II

By:

BDA Investment Partners

By:	/s/ [illegible]

Tally A. Eitan - Zeev Pearl & Co. Trustees Ltd.

By:

Schedule A

List of D-Investors

Name and Address	Number of Shares	Purchase Price
PMC Sierra, Inc.	853,024	$2,000,000

Schedule D

List of C-Investors

Name of Investor	Address for notices	Number of Purchased Shares

Magnum Communications Fund LP	P.O. Box 309 Ugland House South Church Street George Town, Grand Cayman	798,522

Magnum Communications Fund (Israel) LP		93,977

Magnum Communications Entrepreneurs Fund LP	P.O. Box 309 Ugland House South Church Street George Town, Grand Cayman	16,566

Concord Ventures II (Israel), L.P.	PO Box 4011, Herzelia 46140, Israel	351,808

Concord Ventures II (Cayman), L.P.	PO Box 4011, Herzelia 46140, Israel	1,400,141

Concord Venture Advisors II (Cayman), L.P.	PO Box 4011, Herzelia 46140, Israel	43,635

Concord Venture Advisors II-A (Israel), L.P.	PO Box 4011, Herzelia 46140, Israel	22,545

Texas Instruments Incorporated	7839 Churchill Way M/S 3992 Dallas Texas 75251	969,669
Texas Instruments* Incorporated	7839 Churchill Way M/S 3992 Dallas Texas 75251	1,454,503

China Development Industrial Bank Inc.		303,021

Sonostar Ventures LLC	c/o Trustco Services Ltd. Chamerstrasse 12c P.O box 4436 Zug, Switzerland 6304	45,453

MRVM Advisory Services Ltd.	c/o Trustco Services Ltd. Chamerstrasse 12c P.O box 4436 Zug, Switzerland 6304	18,181

Stanley B. Shopcorn	c/o Trustco Services Ltd. hamerstrasse 12c P.O box 4436 Zug, Switzerland 6304	30,302

Grindylow Group Ltd.	Pasea Estate Roadtown Tortolla BVI	1,530,259

Kiernan Family Trust	c/o Trustco Services Ltd. Chamerstrasse 12c P.O box 4436 Zug, Switzerland 6304	136,360

Yankee Investments Holding Ltd.	3076 Sir Francis Drake Hwy. Roadtown, Tortolla, BVI	60,604

Zebulon International Ltd.		60,604

Uzi Zucker	C/o Bear Stearns, 383 Madison Ave. New York, NY 10179	121,209

YZMS Advisory Services Ltd.		7,576

Bela Incze	127 Shaughnessy Crescent Kanata, Ontario, Canada K2K 2N3	60,604

Shardan B Management Services Ltd.	13A Shphinoza St. Herzelia 46683 Israel	60,604

Back Nine LLC.	70 Bradford Road, Weston, MA 02193	48,483

FTZ AG	P.O.Box 4258, Zug, 6304 Switzerland	121,209
TOTAL**		7,755,835

* Shares to be issued to TI at Additional Closings as defined in the Series C Preferred Stock Purchase Agreement.
** The number of shares includes shares to be issued to TI at Additional Closings.

Schedule B

List of A-Investors

Number of
Name and Address	Shares

Magnum Communications Fund LP	1,464,201

Magnum Communications Fund (Israel) LP	172,319

Magnum Communications Entrepreneurs Fund LP	30,147

Concord Ventures II (Israel), L.P.	322,167

Concord Ventures II (Cayman), L.P.	1,282,167

Concord Ventures Advisors II (Cayman) L.P.	40,833

Concord Ventures Advisors II-A (Israel), L.P.	21,500

Marvell Semiconductor Israel Ltd.	1,666,667

GCWF Investment Partners II	22,499

BDA Investment Partners	2,500

Tally A. Eitan - Zeev Pearl & Co. Trustees Ltd.	25,000

TOTAL	5,050,000

Schedule C
List of B-Investors

Name of Investor	Address for notices	Number of Shares

Magnum Communications Fund LP	P.O. Box 309 Ugland House South Church Street George Town, Grand Cayman	1,300,304

Magnum Communications Fund (Israel) LP		153,031

Magnum Communications Entrepreneurs Fund LP	P.O. Box 309 Ugland House South Church Street George Town, Grand Cayman	26,773

Concord Ventures II (Israel), L.P.	PO Box 4011, Herzelia 46140,Israel	286,105

Concord Ventures II (Cayman), L.P.	PO Box 4011, Herzelia 46140, Israel	1,138,647

Concord Venture Advisors II (Cayman), L.P.	PO Box 4011, Herzelia 46140, Israel	36,263

Concord Venture Advisors II-A (Israel), L.P.	PO Box 4011, Herzelia 46140, Israel	19,093

Marvell Semiconductor Israel Ltd.	Moshav Manof DN Misgav 20184	241,847

Texas Instruments Incorporated	7839 Churchill Way M/S 3992 Dallas Texas 75251	725,542

Genesis Partners II LDC	Top Tower, 50 Dizengoff Street, Tel Aviv 61236, Israel	2,117,128
China Development Industrial Bank Inc.		544,156

Genesis Partners II (Israel) L.P.	Top Tower, 50 Dizengoff Street, Tel Aviv 61236, Israel	313,438
Marinon Development Inc.	c/o Trustco Services Ltd. Chamerstrasse 12c P.O box 4436 Zug,Switzerland 6304	598,572
MRVM Advisory Services Ltd.	c/o Trustco Services Ltd. Chamerstrasse 12c P.O box 4436 Zug, Switzerland 6304	18,139
Sonostar Ventures LLC	c/o Trustco Services Ltd. Chamerstrasse 12c P.O box 4436 Zug,Switzerland 6304	108,831
Stanley B. Shopkorn	c/o Trustco Services Ltd. Chamerstrasse 12c P.O box 4436 Zug,Switzerland 6304	72,554
TOTAL		7,700,423

Schedule E

Founders

Founder	Class/Series of Stock	Number of Shares

Jacob Ben-Zvi.	Common Stock	4,294,500

Robert O’Dell	Common Stock	2,705,500